EXHIBIT 10.3

STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this “Agreement”), is made and effective as of this 16th day of November, 2004 (the “Grant Date”), by and between Sunair Electronics, Inc., a Florida corporation (“Sunair”), and John J. Hayes (the “Optionee”).

W I T N E S S E T H:

     WHEREAS, Sunair wishes to provide the Optionee the opportunity to purchase shares of common stock of Sunair;

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Sunair hereby grants the Optionee options to purchase shares of common stock of Sunair, upon the following terms and conditions:

1. GRANT OF OPTION

     Subject to the terms and conditions of this Agreement, Sunair hereby grants to the Optionee an option (the “Option”) to purchase an aggregate of One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (166,667) shares (the “Option Shares”) of Sunair’s common stock, $.10 par value per share (“Common Stock”). This Option is a non-qualified stock option which is not intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The grant of this Option is subject to and shall not be of any legal force or effect until: (i) Optionee begins his employment with Sunair pursuant to the terms of Optionee’s Employment Agreement with Sunair dated November 16, 2004, and (ii) consummation of the transactions contemplated by that certain Purchase Agreement, dated as of November 17, 2004, by and between Sunair and Coconut Palm Capital Investors II, Ltd.

2. EXERCISE PRICE

     The exercise price (“Option Price”) of this Option shall be $5.00 per Option Share. The Option Price of this Option shall be subject to adjustment in the event of changes in the capitalization of the Company, as set forth in Section 8 hereto.

3. TERM AND VESTING OF OPTION

     (a) Option Period. Subject to the provisions of this Section 3 and Section 6 hereof, this Option shall terminate and all rights to purchase shares hereunder shall cease on November 17, 2014 (such date being ten (10) years from Grant Date).

     (b) Vesting and Exercisability. Subject to the provisions of Sections 1 and 6 hereof, this Option shall become vested upon the dates (the “Vesting Date”) described in the following schedule:

	Incremental Number of	Cumulative Number of
Date	Vested Option Shares	Vested Option Shares
November 16, 2005	25%	25%
November 16, 2006	25%	50%
November 16, 2007	25%	75%
November 16, 2008	25%	100%

Notwithstanding the foregoing, the Board of Directors of Sunair (the “Board”) may in its discretion provide that any vesting requirement or other such limitation on the exercise of this Option may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the Grant Date, so as to accelerate the time at which this Option may be exercised.

4. MANNER OF EXERCISE AND PAYMENT

     (a) Exercise. This Option may be exercised to the extent vested as provided in Section 3 by delivery to Sunair on any business day, at its principal office, addressed to the attention of the Stock Option Administrator, of written notice of exercise, which notice shall specify the number of shares with respect to which this Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which this Option is being exercised, in accordance with Section 4(b) below. The minimum number of shares of Common Stock with respect to which this Option may be exercised, in whole or in part, at any time shall be the lesser of one hundred (100) shares or the maximum number of shares available for purchase under this Option at the time of exercise.

     (b) Payment. Payment of the Option Price for the shares of Common Stock purchased pursuant to the exercise of this Option shall be made in cash or in cash equivalents. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.

     (c) Issuance of Certificates. Promptly after the exercise of this Option, Optionee shall be entitled to the issuance of a certificate or certificates evidencing his ownership of such shares of Common Stock. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Common Stock covered thereby are fully paid and issued to him and, except as provided in Section 8 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

5. TRANSFERABILITY OF OPTION

     Unless otherwise permitted by the Board in its sole and absolute discretion, this Option shall not be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution.

6. TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY

     (a) General. Upon the termination of the employment or other service of the Optionee with Sunair or any subsidiary (“Subsidiary”) of Sunair (Sunair and Subsidiary are collectively referred to herein as the “Company”), other than by reason of Cause (as defined below), death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of the Optionee, this Option shall expire thirty (30) days following the last day of the Optionee’s employment or service with the Company, or, if earlier, the date specified in this Agreement. Options will be exercisable only to the extent they are exercisable on the date the Optionee’s employment or service terminates. Notwithstanding the foregoing provisions of this Section 6, the Board may provide, in its discretion, that following the termination of employment or service of Optionee with the Company, Optionee may exercise this Option, in whole or in part, at any time subsequent to such termination of employment or service and prior to termination of this Option pursuant to Section 3(a) above, either subject to or without regard to any vesting or other limitation on exercise imposed pursuant to Section 3(b) above. Temporary absence from employment or service because of illness, vacation, approved leaves of absence, military service and transfer of employment shall not constitute a termination of employment or service with the Company.

     (b) Cause. If the Company terminates the Optionee’s employment or service for Cause (as defined below), all Options granted to Optionee shall terminate upon the date of such termination of employment or service and Optionee shall have no further right to purchase Common Stock pursuant to such Options. For purposes of this Agreement, “Cause” means (i) failure or refusal of the Optionee to perform the duties and responsibilities that the Company requires to be performed by him, (ii) gross negligence or willful misconduct by the Optionee in the performance of his duties, (iii) commission by the Optionee of an act of dishonesty affecting the Company , or the commission of an act constituting common law fraud or a felony, or (iv) the Optionee’s commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to the Company. Notwithstanding the above, if Optionee and the Company have entered into an employment or other agreement which defines the term “Cause” for purposes of such agreement, “Cause” shall be defined pursuant to the definition in such agreement with respect to such Optionee’s Options. The Board shall determine whether Cause exists for purposes of this Agreement and such determination shall be final, conclusive and binding on the Optionee.

     (c) Death or Disability. If Optionee’s employment or service with the Company terminates by reason of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), Optionee, Optionee’s estate or the devisee named in Optionee’s valid last will and testament or Optionee’s heir at law who inherits the Option (whichever is applicable) has the right, at any time within a period not to exceed three (3) months after the date of such termination and prior to the termination of this Option pursuant to Section 3(a) above, to exercise, in whole or in part, any vested portion of this Option (in accordance with Section 3(b) above) held by Optionee upon such termination. Any unvested portion of this Option shall terminate upon Optionee’s termination of employment or service with the Company by reason of death or “permanent and total disability.”

7. REQUIREMENTS OF LAW

     (a) Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under this Option if the sale or issuance of such shares would constitute a violation by the individual exercising this Option or the Company of any provisions of any law or regulation of any governmental authority, including without limitation, any federal or state securities laws or regulations. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of this Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     (b) Registration. At the time of any exercise of this Option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or his or her heirs, legatees or legal representative, as the case may be), as a condition to the exercise thereof, to deliver to the Company a written representation of, among other things, present intention to purchase the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee (or his or her heirs, legatees or legal representative, as the case may be) upon his or her exercise of part or all of this Option and a stop transfer order may be placed with the transfer agent. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of this Option or to cause the exercise of this Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     (c) Withholding. The Board may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of this Option, including, but not limited to, (i) the withholding of delivery of shares of Common Stock upon exercise of this Option until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes, (ii) the canceling of any number of shares of Common Stock issuable upon exercise of this Option in an amount sufficient to reimburse the Company for the amount it is required to so withhold, (iii) withholding the amount due from Optionee’s wages or compensation due such person, or (iv) requiring the Optionee to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

8. EFFECT OF CHANGES IN CAPITALIZATION

     (a) Recapitalization. If the outstanding shares of Common Stock of Sunair are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Sunair by reason of any recapitalization, reclassification, reorganization (other than as described in 8(b) below), stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Sunair, or other increase or decrease in such shares effected without receipt of consideration by Sunair, an appropriate and proportionate adjustment shall be made by the Board in the number and kind of shares of Common Stock issuable upon exercise of this Option, and in the Option Price per share of this Option.

     (b) Reorganization or Change in Control. In the event of a Reorganization (as defined below) of Sunair or a Change in Control (as defined below) of Sunair, the Board may in its sole and absolute discretion, provide that (i) this Option is immediately exercisable or vested, without regard to any limitation imposed pursuant to this Agreement and/or (ii) that this Option terminates, provided however, that Optionee shall have the right, immediately prior to the occurrence of such Reorganization or Change in Control and during such reasonable period as the Board in its sole discretion shall determine and designate, to exercise any vested portion of this Option in whole or in part. In the event that the Board does not terminate this Option upon a Reorganization of Sunair then this Option shall upon exercise thereafter entitle the Optionee to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock would have been entitled to upon such Reorganization. For purposes of this Agreement a “Reorganization” of an entity shall be deemed to occur if such entity is a party to a merger, consolidation, reorganization, or other business combination with one or more entities in which said entity is not the surviving entity, if such entity disposes of substantially all of its assets, or if such entity is a party to a spin-off, split-off, split-up or similar transaction; provided, however, that the transaction shall not be a Reorganization if Sunair, any Parent or any Subsidiary is the surviving entity. For purposes of this Agreement, a “Change in Control” shall be deemed to occur if any person or group of persons shall acquire direct or indirect beneficial ownership (whether as a result of stock ownership, revocable or irrevocable proxies or otherwise) of securities of an entity, pursuant to one or more transactions, such that after consummation and as a result of such transaction, such person has direct or indirect beneficial ownership of 50% or more of the total combined voting power of the Common Stock. For purposes of this Agreement, a “person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Parent or Subsidiary, and “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

     (c) Dissolution or Liquidation. Upon the dissolution or liquidation of Sunair, this Option shall terminate. In the event of any termination of this Option under this Section 8(c), Optionee shall have the right, immediately prior to the occurrence of such termination and during such reasonable period as the Board in its sole discretion shall determine and designate, to exercise this Option in whole or in part, whether or not this Option was otherwise exercisable at the time such termination occurs and without regard to any vesting or other limitation on exercise imposed pursuant to Section 3 above.

     (d) Adjustments. Adjustments under this Section 8 related to stock or securities of Sunair shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

     (e) No Limitations. The grant of this Option hereunder shall not affect or limit in any way the right or power of Sunair to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

9. DISCLAIMER OF RIGHTS

     No provision of this Agreement shall be construed to confer upon any individual, including Optionee, the right to remain in the employ of or to continue in any other contractual relationship with the Sunair or to interfere in any way with the right and authority of the Sunair either to increase or decrease the compensation of any individual, including Optionee, at any time, or to terminate any employment or other relationship between any individual, including Optionee, and the Sunair.

10. NONEXCLUSIVITY OF THIS AGREEMENT

     This Agreement shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options or stock appreciation rights.

11. MISCELLANEOUS

     (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Florida, without application to the principles of conflict of laws.

     (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, one day following the day when deposited with an overnight courier service for overnight priority service, such as Federal Express, for delivery to the intended addressee or three days following the day when deposited in the United States mails, first class postage prepaid, certified or registered mail, and addressed, in the case of Sunair, its principal place of business, and, in the case of Optionee, as set forth below Optionee’s signature on the last page hereof. Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     (d) Binding Nature of Agreement; Transferability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution.

     (e) Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     (f) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     (g) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     (h) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     (i) Entire Agreement; Amendments. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

     (j) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and therefore strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to the rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     (l) Pronouns. The use of any gender in this Agreement shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SUNAIR ELECTRONICS, INC., a Florida corporation
By:	/s/ James E. Laurent
James E. Laurent
President and Chief Executive Officer

OPTIONEE:
/s/ John J. Hayes
John J. Hayes
Address:	___________________________ ___________________________

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